Exhibit 99.1

February 28, 2022

Required Blackout Notice – Spin-Off-Related Stock Trading Restrictions

As you know, Post Holdings, Inc. (“Post”) is spinning off a significant portion of its interests (the “Spin-Off”) in BellRing Distribution, LLC (“New BellRing”), which is expected to close in March 2022, on the terms and subject to the conditions set forth in the Transaction Agreement and Plan of Merger entered into on October 26, 2021, as amended on February 28, 2022, and certain other transaction-related agreements. This notice informs you that, during a Blackout Period (as discussed further below) relating to the Spin-Off that will affect certain participants in the Post Holdings, Inc. Savings Investment Plan, the 8th Avenue Food & Provisions, Inc. 401(k) Plan, and the BellRing Brands, Inc. 401(k) Plan (each individually, a “Plan” and collectively, the “Plans”), directors and executive officers will be prohibited from trading in Company Securities (as defined below), whether or not they participate in a Plan.

The Spin-Off will impact the Post Common Stock Funds in the Plans (the “Stock Funds”). The Stock Funds are unitized stock funds that consists of shares of Post common stock (the “Plan Shares”) along with a small amount of cash. Participants will temporarily be unable to conduct certain transactions with respect to their Plan account balances for a period during which the administrator for the Plans will process the distribution of New BellRing shares pursuant to the Spin-Off. The period during which participants will be unable to transfer, sell or conduct other transactions with respect to Plan Shares is called the “Blackout Period.” During the Blackout Period, participants who hold Plan Shares will temporarily be unable to perform certain transactions involving the Stock Funds, including the following: (1) diversify or direct investments into or out of the Stock Funds, (2) obtain a full distribution from the Plans and (3) exercise certain other rights generally available under the Plans with respect to investments in the Stock Funds (e.g., withdrawals, obtaining loans). In addition, in-kind distributions from the Stock Funds will be restricted during the Blackout Period.

In addition, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, as amended, during the Blackout Period, you generally may not enter into any transaction with respect to shares of Post common stock (including any derivative securities such as stock options) (“Company Securities”), whether or not you participate in a Plan. Specifically, during the Blackout Period, you are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any Company Securities, including exercising stock options, if you acquired such Post shares or equity awards in connection with your services as a director or executive officer of Post (subject to certain narrow exceptions). This trading restriction includes indirect trading where you have a pecuniary interest in the transaction (such as transactions by family members, partnerships, corporations or trusts in which you have a pecuniary interest).

The Blackout Period is currently expected to begin at 1:00 p.m., Eastern Time, on March 10, 2022, and to end during the week beginning March 20, 2022 . We will notify you if the expected start of the Blackout Period changes, and we will notify you in advance if the expected end of the Blackout Period changes, unless it is not practicable to provide such advance notice.

There are limited exemptions to the foregoing restrictions, including: bona fide gifts; transactions involving Company Securities that you are able to demonstrate were not acquired in connection with your service or employment as a director or executive officer; and transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-1, provided that such Rule 10b5-1 plan was not entered into or modified during the Blackout Period and you were unaware of the actual or approximate beginning or ending dates of the Blackout Period at the time of the transaction. Proposed transactions should be discussed with Diedre Gray, Executive Vice President, General Counsel and Chief Administrative Officer, Secretary of the Company, before you or your family members take any action concerning Company Securities during this period.

Please note that the trading restrictions implemented because of the Blackout Period are in addition to other trading restrictions under Post’s Insider Trading Policy.

Questions regarding this notice or the Blackout Period (including questions regarding whether the Blackout Period has begun or ended) may be directed to Diedre Gray at (314) 644-7600. You may request a paper version of this notice by contacting Diedre Gray. You may also address any questions by mail to:

Post Holdings, Inc.

c/o Diedre Gray, General Counsel

2503 S. Hanley Road

St. Louis, MO 63144

If this notice has been delivered to you by electronic means, you have the right to receive a paper version of this notice, and may request a paper version of this notice at no charge by contacting Diedre Gray as indicated above.